Exhibit 99.1

Intercontinental Exchange Announces the Election of Caroline Silver
to the ICE Board of Directors

ATLANTA, GA – August 13, 2020 – Intercontinental Exchange (NYSE: ICE), a leading operator of global exchanges and clearing houses and provider of mortgage technology, data and listing services, announced that its Board of Directors has elected Caroline Silver as a new Director effective August 13, 2020. She fills a newly created seat on the Board.

Ms. Silver served as Managing Director and Partner of Moelis & Company, an independent advisory firm, from 2009 until January 2020. She currently serves as an advisory partner at Moelis. Prior to joining Moelis, Ms. Silver held investment banking roles at global institutions such as Merrill Lynch (now Bank of America Merrill Lynch) and Morgan Stanley.

Ms. Silver has also been appointed to serve on the board of directors of ICE Clear Europe, one of ICE’s subsidiaries. She currently serves as Chair of the Board of Directors of PZ Cussons PLC and serves on the Board of Directors of BUPA and Meggitt PLC.

“On behalf of the Board, I am pleased to welcome Caroline to ICE, and I am confident that the depth and breadth of her leadership and financial industry experience will benefit our company in many ways,” said Jeffrey C. Sprecher, ICE’s Chairman and Chief Executive Officer. “With over 30 years of expertise in many of the areas in which we are engaged, Caroline will provide unique knowledge and counsel to our company in the months and years ahead.”

“I look forward to working with Jeff, the ICE management team and my colleagues on the Board of Directors as the company begins its third decade,” Ms. Silver said. “As innovation and technology continue to transform the financial services industry, with an array of broad and diverse opportunities ahead, this is an extraordinary time to join this extraordinary company.”

Ms. Silver earned a Bachelor of Arts degree from Durham University, England and is a qualified Chartered Accountant.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company formed in the year 2000 to modernize markets. ICE serves customers by operating the exchanges, clearing houses and information services they rely upon to invest, trade and manage risk across global financial and commodity markets. A leader in market data, ICE Data Services serves the information and connectivity needs across virtually all asset classes. As the parent company of the New York Stock Exchange, the company is the premier venue for raising capital in the world, driving economic growth and transforming markets.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at http://www.intercontinentalexchange.com/terms-of-use. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE’s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 6, 2020.

ICE Media Contact:
Josh King
Josh.King@theice.com
212-656-2490

ICE Investor Contact:
Warren Gardiner
Warren.Gardiner@theice.com
770-835-0114